CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of this Registration Statement on Form N-3 (the "Registration Statement") of our report dated February 10, 1997, relating to the financial statements of Separate Account Nos. 13, 10, 4, and 3 of The Equitable Life Assurance Society of the United States, and our report dated February 10, 1997, relating to the consolidated financial statements of The Equitable Life Assurance Society of the United States, which reports appear in such Statement of Additional Information, and to the incorporation by reference of our reports into the Prospectus which constitutes part of this Registration Statement. We also consent to the reference to us under the headings "Condensed Financial Information" and "Experts" in such Prospectus.

/s/ Price Waterhouse LLP

Price Waterhouse LLP
New York, New York
March 6, 1997